Exhibit 99.1

SOURCE: Worthington Industries, Inc.

March 22, 2016 16:30 ET

Worthington Reports Third Quarter Fiscal 2016 Results

COLUMBUS, OH--(Marketwired - Mar 22, 2016) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $647.1 million and net earnings of $29.6 million, or $0.46 per diluted share, for its fiscal 2016 third quarter ended February 29, 2016. In the third quarter of fiscal 2015, the Company reported net sales of $804.8 million and a net loss of $25.7 million, or a loss of $0.39 per diluted share. Net earnings in the third quarter of fiscal 2015 included pre-tax impairment and restructuring charges totaling $83.8 million, which reduced earnings per diluted share by $0.78.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	3Q 2016	2Q 2016	3Q 2015	9M2016	9M2015

Net sales	$647.1	$699.8	$804.8	$2,105.0	$2,538.2
Operating income (loss)	25.1	12.0	(52.1)	68.0	33.3
Equity income	25.0	29.2	18.8	80.8	69.0
Net earnings (loss)	29.6	23.2	(25.7)	84.2	47.9
Earnings (loss) per share	$0.46	$0.36	$(0.39)	$1.30	$0.69

"Third quarter results were good in the face of market headwinds in oil and gas markets and declining prices in Steel Processing," said John McConnell, Chairman and CEO. "Our joint ventures performed well, with WAVE leading the way."

Consolidated Quarterly Results

Net sales for the third quarter of fiscal 2016 were $647.1 million, down 19.6% from the comparable quarter in the prior year, when net sales were $804.8 million. The decrease was the result of lower volume in Pressure Cylinders and Engineered Cabs, combined with lower average selling prices in Steel Processing due to a decline in the market price of steel.

Gross margin declined $2.6 million from the prior year quarter to $95.9 million due to lower volume, partially offset by a favorable pricing spread.

Operating income for the current quarter was $25.1 million, an increase of $77.1 million from the operating loss in the prior year quarter. The increase was due to significantly lower impairment and restructuring charges, offset by higher SG&A expenses and a decrease in gross margin, as explained above.

Interest expense was $7.9 million for the current quarter, compared to $8.4 million in the prior year. The decline resulted from lower average debt levels, primarily due to the lower market price of steel, which favorably impacts working capital.

The Company's portion of equity income from unconsolidated joint ventures increased $6.2 million from the prior year quarter to $25.0 million. Joint venture sales totaled $376.4 million for the current quarter. Higher contributions from WAVE, Serviacero and ClarkDietrich accounted for the majority of the increase in equity income. The Company received cash distributions of $25.4 million from unconsolidated joint ventures during the quarter.

Income tax expense was $11.6 million in the current quarter compared to a benefit of $18.2 million in the prior year quarter. The increase was primarily due to higher net earnings. The current quarter tax expense reflects an estimated annual effective rate of 30.1% compared to 30.9% for the prior year third quarter.

Balance Sheet

At quarter-end, total debt was $611.1 million, down $18.3 million from November 30, 2015, due to lower short-term borrowings. As of February 29, 2016, $22.7 million was drawn on the Company's $500 million revolving credit facility and $5.0 million was outstanding under the Company's trade accounts receivable securitization facility. The Company had $25.4 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing's net sales of $419.0 million were down 16%, or $81.7 million, from the comparable prior year quarter driven primarily by lower average selling prices. Operating income of $21.3 million was $4.9 million higher than the prior year quarter due to a higher spread between average selling prices and material cost and contributions from the January 2015 acquisition of Rome Strip Steel. Inventory holding losses, comparable to the prior year quarter, also impacted margins. The mix of direct versus toll tons processed was 60% to 40% in the current quarter, compared to 57% to 43% in the prior year quarter.

Pressure Cylinders' net sales of $200.7 million were down 19%, or $47.4 million, from the comparable prior year quarter. The decline was driven primarily by a 75% volume decrease in the Oil & Gas Equipment business. Operating income of $9.0 million was $9.6 million lower than the prior year operating income of $18.6 million. The decline in the Oil & Gas Equipment business was partially offset by improvements in Industrial Products, which like many of the businesses is benefiting from lower raw material input costs. Operating income also included $3.9 million of one-time expenses for indemnification, purchase accounting and transition service fees for recent acquisitions in the Cryogenics and Alt Fuels businesses.

Engineered Cabs' net sales of $25.6 million were $19.8 million, or 44%, below the prior year quarter due to declines in market demand and the September 2015 closure of the Florence, S.C. facility. Adjusting for impairment and restructuring charges, the operating loss improved $0.9 million from the prior year quarter.

The "Other" category includes the Energy Innovations businesses, as well as non-allocated corporate expenses. Net sales in the "Other" category were $1.8 million, a decrease of $8.8 million from the prior year quarter as the Construction Services business has essentially ceased operations. The Construction Services business reported a $0.9 million loss for the quarter as operations wind down.

Recent Business Developments

  On December 7, 2015, the Company completed the acquisition of the global CryoScience business of Taylor Wharton, including a manufacturing facility in Theodore, Ala., for $31.4 million. The asset purchase was made pursuant to the Chapter 11 bankruptcy proceedings of Taylor Wharton.
  During the quarter, the Company repurchased a total of 1,000,000 common shares for $28.4 million at an average price of $28.35.
  On March 1, 2016, Worthington obtained operating control of the WSP joint venture with United States Steel Corporation. Worthington's ownership will remain at 51% and U.S. Steel at 49%. WSP earnings will be consolidated within the Steel Processing segment beginning March 1, 2016.

Outlook

"Steel pricing appears to be stabilizing, automotive markets remain strong and construction markets are strengthening," McConnell said. "As we kick off our Transformation 2.0 efforts, we are encouraged by the initial results of our lean activities in our Pressure Cylinders and Steel Processing operations. Transformation 2.0 enhances our efforts that were so successful in Steel Processing, by accelerating this work through kaizen activities using the same fundamental principles we have used in improving operations, sales and purchasing. While it will take some time to reach all locations, we are focusing on the facilities where we think we can have the highest potential outcomes."

Conference Call

Worthington will review fiscal 2016 third quarter results during its quarterly conference call on March 23, 2016, at 3:00 p.m., Eastern Daylight Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2015 fiscal year sales of $3.4 billion. Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 10,000 people and operates 83 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to outlook, strategy or business plans; the ability to correct performance issues at operations; future or expected growth, forward momentum, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits for Transformation efforts; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential, capacity, and working capital needs; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for increasing volatility or improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in these markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2015.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Net sales	$647,080	$804,785	$2,105,043	$2,538,211
Cost of goods sold	551,157	706,294	1,786,925	2,184,990
Gross margin	95,923	98,491	318,118	353,221
Selling, general and administrative expense	70,149	66,764	218,822	219,327
Impairment of goodwill and long-lived assets	-	81,600	25,962	97,785
Restructuring and other expense	702	2,177	5,294	2,765
Operating income (loss)	25,072	(52,050)	68,040	33,344
Other income (expense):
Miscellaneous income, net	3,305	213	3,723	1,756
Interest expense	(7,886)	(8,381)	(23,539)	(27,573)
Equity in net income of unconsolidated affiliates	24,994	18,800	80,822	69,043
Earnings (loss) before income taxes	45,485	(41,418)	129,046	76,570
Income tax expense (benefit)	11,613	(18,173)	35,121	19,540
Net earnings (loss)	33,872	(23,245)	93,925	57,030
Net earnings attributable to noncontrolling interests	4,296	2,465	9,698	9,110
Net earnings (loss) attributable to controlling interest	$29,576	$(25,710)	$84,227	$47,920

Basic
Average common shares outstanding	61,747	66,359	62,810	67,013
Earnings (loss) per share attributable to controlling interest	$0.48	$(0.39)	$1.34	$0.73

Diluted
Average common shares outstanding	63,727	66,359	64,583	69,301
Earnings (loss) per share attributable to controlling interest	$0.46	$(0.39)	$1.30	$0.69

Common shares outstanding at end of period	61,285	65,078	61,285	65,078

Cash dividends declared per share	$0.19	$0.18	$0.57	$0.54

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 29,	May 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$25,432	$31,067
Receivables, less allowances of $3,313 and $3,085 at February 29, 2016 and May 31, 2015, respectively	399,138	474,292
Inventories:
Raw materials	159,183	181,975
Work in process	82,334	107,069
Finished products	79,710	85,931
Total inventories	321,227	374,975
Income taxes receivable	11,934	12,119
Assets held for sale	11,441	23,412
Deferred income taxes	22,709	22,034
Prepaid expenses and other current assets	55,777	54,294
Total current assets	847,658	992,193
Investments in unconsolidated affiliates	208,898	196,776
Goodwill	244,144	238,999
Other intangible assets, net of accumulated amortization of $46,219 and $47,547 at February 29, 2016 and May 31, 2015, respectively	94,605	119,117
Other assets	25,603	24,867
Property, plant & equipment:
Land	16,067	16,017
Buildings and improvements	239,342	218,182
Machinery and equipment	928,648	872,986
Construction in progress	35,235	40,753
Total property, plant & equipment	1,219,292	1,147,938
Less: accumulated depreciation	680,272	634,748
Property, plant and equipment, net	539,020	513,190
Total assets	$1,959,928	$2,085,142

Liabilities and equity
Current liabilities:
Accounts payable	$262,405	$294,129
Short-term borrowings	30,766	90,550
Accrued compensation, contributions to employee benefit plans
and related taxes	65,475	66,252
Dividends payable	13,243	12,862
Other accrued items	52,985	56,913
Income taxes payable	1,917	2,845
Current maturities of long-term debt	857	841
Total current liabilities	427,648	524,392
Other liabilities	62,006	58,269
Distributions in excess of investment in unconsolidated affiliate	58,430	61,585
Long-term debt	579,515	579,352
Deferred income taxes	18,515	21,495
Total liabilities	1,146,114	1,245,093
Shareholders' equity - controlling interest	719,776	749,112
Noncontrolling interests	94,038	90,937
Total equity	813,814	840,049
Total liabilities and equity	$1,959,928	$2,085,142

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Operating activities
Net earnings (loss)	$33,872	$(23,245)	$93,925	$57,030
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	20,761	21,762	62,748	63,329
Impairment of goodwill and long-lived assets	-	81,600	25,962	97,785
Provision for deferred income taxes	9,322	(35,334)	(6,069)	(41,361)
Bad debt expense (income)	187	(46)	195	(106)
Equity in net income of unconsolidated affiliates, net of distributions	(622)	(571)	(16,524)	(8,374)
Net loss (gain) on sale of assets	(3,385)	3,047	(7,633)	3,481
Stock-based compensation	3,627	4,058	11,284	12,911
Excess tax benefits - stock-based compensation	(431)	(663)	(1,689)	(6,416)
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	10,688	5,078	76,791	10,914
Inventories	37,211	(8,795)	61,032	(43,925)
Prepaid expenses and other current assets	(19,309)	(3,078)	9,324	(11,182)
Other assets	(1,216)	2,415	(4,019)	5,631
Accounts payable and accrued expenses	14,027	40,260	(16,500)	10,055
Other liabilities	1,052	(3,612)	5,352	(10,108)
Net cash provided by operating activities	105,784	82,876	294,179	139,664

Investing activities
Investment in property, plant and equipment	(14,973)	(26,119)	(75,465)	(73,265)
Investment in notes receivable	-	-	-	(7,300)
Acquisitions, net of cash acquired	(31,256)	(54,389)	(34,206)	(105,482)
Investments in unconsolidated affiliates, net of distributions	(3,683)	(4,559)	(5,596)	(8,230)
Proceeds from sale of assets and insurance	431	3,521	9,887	3,813
Net cash used by investing activities	(49,481)	(81,546)	(105,380)	(190,464)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(16,716)	112,285	(57,728)	112,644
Proceeds from long-term debt	-	5,916	921	26,396
Principal payments on long-term debt	(216)	(101,832)	(644)	(102,645)
Payments for issuance of common shares	2,747	2,081	5,811	1,627
Excess tax benefits - stock-based compensation	431	663	1,689	6,416
Payments to noncontrolling interests	(4,206)	(9,200)	(9,106)	(12,067)
Repurchase of common shares	(28,352)	(52,795)	(99,848)	(94,415)
Dividends paid	(11,913)	(12,517)	(35,529)	(34,767)
Net cash used by financing activities	(58,225)	(55,399)	(194,434)	(96,811)

Increase (decrease) in cash and cash equivalents	(1,922)	(54,069)	(5,635)	(147,611)
Cash and cash equivalents at beginning of period	27,354	96,537	31,067	190,079
Cash and cash equivalents at end of period	$25,432	$42,468	$25,432	$42,468

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Volume:
Steel Processing (tons)	800,567	830,616	2,495,151	2,634,581
Pressure Cylinders (units)	16,993,023	19,569,585	52,771,256	59,029,996

Net sales:
Steel Processing	$419,026	$500,703	$1,377,638	$1,605,790
Pressure Cylinders	200,721	248,086	626,288	749,789
Engineered Cabs	25,553	45,390	92,869	146,484
Other	1,780	10,606	8,248	36,148
Total net sales	$647,080	$804,785	$2,105,043	$2,538,211

Material cost:
Steel Processing	$284,402	$375,614	$955,154	$1,171,183
Pressure Cylinders	84,868	117,218	269,430	351,487
Engineered Cabs	12,329	20,839	43,747	66,535

Selling, general and administrative expense:
Steel Processing	$30,018	$27,347	$95,858	$89,500
Pressure Cylinders	35,389	33,112	106,178	104,066
Engineered Cabs	4,049	6,315	14,257	20,225
Other	693	(10)	2,529	5,536
Total selling, general and administrative expense	$70,149	$66,764	$218,822	$219,327

Operating income (loss):
Steel Processing	$21,294	$16,406	$71,574	$86,152
Pressure Cylinders	8,969	18,611	15,479	47,797
Engineered Cabs	(4,053)	(85,780)	(17,634)	(93,534)
Other	(1,138)	(1,287)	(1,379)	(7,071)
Total operating income (loss)	$25,072	$(52,050)	$68,040	$33,344

Equity income by unconsolidated affiliate:
WAVE	$18,678	$15,614	$59,838	$54,342
ClarkDietrich	1,265	162	10,289	2,408
Serviacero	1,673	(274)	2,854	3,297
ArtiFlex	2,995	2,807	7,153	6,041
WSP	191	380	1,665	2,489
Other	192	111	(977)	466
Total equity income by unconsolidated affiliate	$24,994	$18,800	$80,822	$69,043

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Volume (units):
Consumer Products	10,478,006	11,826,910	32,979,643	35,413,635
Industrial Products*	6,414,484	6,236,914	19,489,175	18,905,475
Mississippi*	-	1,397,658	-	4,385,065
Alternative Fuels	96,123	105,460	295,200	316,849
Oil and Gas Equipment	640	2,548	3,004	8,529
Cryogenics	3,770	95	4,234	443
Total Pressure Cylinders	16,993,023	19,569,585	52,771,256	59,029,996

Net sales:
Consumer Products	$51,103	$53,875	$155,545	$160,789
Industrial Products*	100,415	98,423	303,122	299,787
Mississippi*	-	8,468	-	21,673
Alternative Fuels	22,298	23,661	71,070	68,263
Oil and Gas Equipment	17,176	60,229	75,101	184,451
Cryogenics	9,729	3,430	21,450	14,826
Total Pressure Cylinders	$200,721	$248,086	$626,288	$749,789

* Mississippi, an industrial gas facility, was sold in May 2015. It has been broken out so as not to distort the Industrial Products comparisons as the products previously produced at the Mississippi facility have been discontinued.

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense included in operating income (loss) by segment.

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$-	$-	$3,050
Pressure Cylinders	-	-	22,962	9,567
Engineered Cabs	-	81,600	3,000	83,989
Other	-	-	-	1,179
Total impairment of goodwill and long-lived assets	$-	$81,600	$25,962	$97,785

Restructuring and other (income) expense:
Steel Processing	$1,068	$(28)	$3,788	$(58)
Pressure Cylinders	(1,031)	2,498	(316)	2,926
Engineered Cabs	416	(313)	3,059	(313)
Other	249	20	(1,237)	210
Total restructuring and other expense	$702	$2,177	$5,294	$2,765

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com

200 Old Wilson Bridge Rd.
Columbus, Ohio 43085
WorthingtonIndustries.com